Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Ardagh Metal Packaging S.A. (“AMPSA”) of the Registration Statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named to the board of directors of AMPSA as described in the Registration Statement, including the proxy statement/prospectus forming a part of such Registration Statement, and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 1, 2021

/s/ Damien O’Brien
Damien O’Brien